Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between David M. Rausch (“Employee”) and Kewaunee Scientific Corporation (“Company”).

WHEREAS, Employee is currently employed by Company as an at-will employee;

WHEREAS, Employee has decided to resign from employment with Company, and Company has accepted Employee’s resignation; and

WHEREAS, Employee and Company desire to resolve amicably any and all potential claims, disputes and other matters between them based upon, arising from or relating to Employee’s employment relationship with Company and Employee’s separation from employment.

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter expressed, it is hereby agreed by and between Employee and Company as follows:

1. Employment. Employee acknowledges and agrees that Employee’s employment relationship with Company has been permanently and irrevocably severed as of Friday, March 8, 2019 (the “Separation Date”), and that Company has no obligation, contractual or otherwise, to hire, rehire or re-employ Employee in the future. On the next regularly scheduled payday following the Separation Date, Employee will be paid for any wages owed through that date and any accrued but unused vacation, less normal and appropriate withholdings. Payment of benefits, if any, under the employee benefit plans maintained by Company and in which Employee participates will be made in accordance with applicable plan terms. Specifically, but without limitation, pursuant to the terms and conditions governing Employee’s options to acquire Company stock under the Kewaunee Scientific Corporation 2008 Key Employee Stock Option Plan, Employee will be able to exercise otherwise exercisable options during the lesser of a three-year period following the Separation Date or the termination date specified in the option grant.

2. Consideration. In consideration of Employee signing and returning this Agreement to Company by Friday, March 29, 2019 and abiding by the obligations described in paragraphs 6, 7, 8, 9 and 10 of this Agreement, and after expiration of the seven (7) day revocation period provided for in this Agreement, Company agrees as follows:

a. Company will pay severance in the amount of Employee’s current base salary for 14 months, less normal and appropriate withholdings. This severance will be paid out in equal monthly installments over a period of 35 months, beginning in April, 2019 and continuing through February, 2022.

b. Employee may continue to participate in Company’s existing medical and dental plans through February, 2022. Employee’s portion of the medical and dental insurance premiums will be the same as if he were an active employee and will be deducted from the severance payments noted above. Company reserves the right to end the benefit described in the Section 2.b prior to February, 2022, if Company determines, in its discretion, that it would subject Company to penalties under applicable laws.

c. Company will transfer Employee’s mobile number to Employee’s authority and allow him to keep the iPhone currently in his possession if so desired. Employee’s access to Company’s email system will cease as of last day worked. Company will allow Employee to keep the Surface Pro tablet currently in his possession, provided he first returns it to Company for preparation and system cleaning.

3. Release.

a. Employee, intending to be legally bound, and for and in consideration of the obligations undertaken pursuant to this Agreement, does for himself, his heirs, executors, administrators, successors and assigns hereby remise, release and forever discharge Company, its successors, predecessors, parents, subsidiaries, affiliates, assigns, directors, officers, agents, attorneys, employees and former employees, and all persons, corporations or other entities who might be claimed to be jointly and severally liable with them (collectively, “the Released Parties”), from any and all actions, claims, demands, suits and compensation whatsoever, including those based upon, arising from or relating to his employment relationship with Company or the termination of that relationship, whether known or unknown or whether asserted or unasserted, from the beginning of time to the date of execution of this Agreement. This release includes, but is not limited to, claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101 et seq.), Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000e et seq.), the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601 et seq.), and the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.), claims for breach of contract, wrongful discharge, retaliation, infliction of emotional distress and any other statutory or common law theories, from the beginning of time to the date of execution of this Agreement, which Employee or anyone claiming by, through or under Employee in any way might have or could claim against any of the Released Parties. In addition, Employee knowingly and intentionally waives any right to any additional recovery that may be sought on Employee’s behalf against any of the Released Parties by any other person, entity, local, state or federal government or agency thereof, including, without limitation, the state or federal Department of Labor.

b. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any other any federal, state or local agency charged with the enforcement of any laws, although by signing this Agreement Employee is waiving any and all rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee’s behalf, except where such a waiver of individual relief is prohibited.

4. Additional Representations. Employee represents and warrants that Employee was properly paid for all time worked while employed by Company and that Employee received all benefits to which Employee was entitled. Employee further acknowledges that Employee knows of no facts and has no reason to believe that Employee’s rights under the Fair Labor Standards Act have been violated.

5. No Admission of Liability. The payments and other consideration described herein are not to be construed as an admission of any liability or violation of any federal, state or local statute or regulation, or of any duty owed by Company, Company having denied and continuing to deny any and all liability.

6. Return of Company Property. Within three (3) days of Employee’s execution of this Agreement, Employee shall return to Company all Company property, documents and information in Employee’s possession, custody or control, including but not limited to passwords, regardless of the form in which such documents or information may exist. Employee shall not keep any copies of such documents or information.

7. Cooperation. Employee agrees to cooperate fully and in good faith with Company and, if so requested by Company or any of the Released Parties, provide assistance and/or information related to any business matter, legal dispute, investigation, proceeding or litigation (threatened or pending) involving Company or any of the Released Parties.

8. Confidentiality.

a. During Employee’s employment, Employee became acquainted with confidential and proprietary information of Company. This information includes but is not limited to financial matters, sales data, customers, strategies and other similar confidential matters (“Confidential Information”). The use or disclosure of this Confidential Information would seriously damage the business or interests of Company and/or the applicable Released Parties. Therefore, Employee agrees that Employee will not use, disclose or otherwise reveal any Confidential Information.

b. Employee agrees that Employee will not, at any time or in any manner, either directly or indirectly, disclose, divulge, communicate or otherwise reveal or allow to be revealed the terms, substance or content of this Agreement, or the terms, substance or content of any communications, written or oral, concerning the negotiation, execution or implementation of this Agreement, to anyone other than Employee’s attorney, accountant or spouse (who likewise agree to maintain confidentiality), unless required by subpoena, court order or applicable law.

c. Pursuant to the federal Defend Trade Secrets Act of 2016, 18 USC § 1835(b), Company will not retaliate or take adverse action against Employee, and disclosure shall not be a violation of this Agreement, if it is based on Employee’s disclosure of information that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Non-disparagement. Employee agrees that Employee will not, directly or indirectly, either verbally, in writing or otherwise, disparage any of the Released Parties, including but not limited to making negative statements, comments or references about any of Company’s services, facilities, operations or business practices, and Employee will not initiate or participate in any contact or communications, either verbally, in writing or otherwise, which have the effect of disrupting the orderly operations of Company or damaging the reputation of any of the Released Parties, unless required by subpoena, court order or applicable law.

10. Non-Competition/Non-Solicitation.

a. During the fourteen (14) month period immediately following the Separation Date, Employee will not engage or invest in, manage, operate, control, or participate in the management, operation, or control of, any entity whose products or activities compete with the products or activities of the Business (as defined below), anywhere within the Territory (as defined below); provided, however, that nothing set forth in this Section shall prohibit Employee from owning not in excess of 1% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the NASDAQ Stock Market;

b. During the fourteen (14) month period immediately following the Separation Date, Employee will not become employed in a capacity similar to Employee’s role with Company by any person or entity whose products or activities compete with the products or activities of the Business (as defined below), anywhere within the Territory (as defined below);

c. During the fourteen (14) month period immediately following the Separation Date, Employee will not provide independent contractor or consulting services, which services are similar to the services provide by Employee to Company or which would involve the use by Employee of Company’s Confidential Information, to any person or entity whose products or activities compete with the products or activities of the Business (as defined above), anywhere within the Territory (as defined below);

d. During the twenty-four (24) month period immediately following the Separation Date, Employee will not (i) induce or attempt to induce any individual who was employed by Company at any time during the twelve (12) month period immediately preceding the Separation Date, to leave Company’s employment, (ii) in any way interfere with the relationship between Company and any of its employees, (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any individual who was employed by Company at any time during the twelve (12) month period immediately preceding the Separation Date, or (iv) induce or attempt to induce any customer, dealer, supplier, licensee or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, dealer, supplier, licensee or business relation of Company; or

e. During the twenty-four (24) month period immediately following the Separation Date, Employee will not solicit the business of any individual or entity that is or has been a customer or dealer of Company during the twelve (12) month period immediately preceding the Separation Date, if Employee had personal contact with such customer or dealer, or access to Confidential Information regarding such customer or dealer, with respect to products or activities which compete with the products or activities of Company.

f. As used herein, the term “Business” shall mean the design, manufacture, sale and installation of laboratory, technical and laminate furniture products. By way of further clarification concerning the Business, laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, environmentally friendly casework, biological safety cabinets, and epoxy resin counters, work surfaces, and sinks; technical furniture products include column systems, slotted-post systems, pedestal systems and stand-alone benches; and laminate furniture products include laminate casework, systems and related products for educational, healthcare and industrial applications.

g. As used herein, the term “Territory” shall mean:

(i) Worldwide;

(ii) North and South America;

(iii) North America;

(iv) the United States of America;

(v) any state in the United States of America in which Employee was responsible for performing or overseeing the performance of services on behalf of Company and/or its customers or dealers at any time during the twelve (12) month period immediately preceding the Separation Date; or

(vi) any state in the United States of America to which Company shipped its products or in which customers who purchased products from Company were located, at any time during the twelve (12) month period immediately preceding the Separation Date.

11. ADEA/OWBPA Waiver Acknowledgement. Employee acknowledges that: (a) Employee has had at least twenty-one (21) days to consider this Agreement; (b) Employee has read and understands the terms of this Agreement and its effect; (c) Employee has been advised and has had the opportunity to consult with an attorney prior to executing this Agreement; (d) Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges as adequate and more than Employee is already entitled to receive; (e) this Agreement will become effective seven (7) days after its signature by Employee (the “Effective Date”) and will not be enforceable by Company or effective until after that seven (7) day period has expired; (f) within seven (7) days of signature, Employee may revoke this Agreement by providing written notice of revocation via hand-delivery or e-mail to Beth Phillips, Vice President of Human Resources for Kewaunee, 2700 West Front Street, Statesville, NC 28677, bethphillips@kewaunee.com before midnight of the seventh day after the execution date of this Agreement; and (g) no attempted revocation after the expiration of the seven (7) day period shall have any effect on the terms of this Agreement.

12. Entire Agreement. This Agreement constitutes the entire agreement between Employee and Company as to Employee’s employment relationship with Company and the termination of that relationship, and it supersedes and cancels any prior negotiations and agreements, whether written or not, relating to Employee’s employment relationship with Company and the termination of that relationship; provided, however, that Employee shall remain bound by and subject to all agreements or other obligations of non-disclosure, non-solicitation and/or non-competition to which Employee was a party or was otherwise bound in connection with Employee’s employment with Company.

13. Internal Revenue Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Agreement, payments provided under the Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Agreement, if any, shall be treated as a separate payment. Any payments to be made under the Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A of the Code.

14. Severability. Each provision of this Agreement is intended to be severable. If any term or provision of this Agreement, other than paragraph 3, is held to be invalid, void or unenforceable by a court of competent jurisdiction for any reason whatsoever, such ruling shall not affect the remainder of this Agreement.

15. Binding Effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by any and all successors and assigns of Company and Employee.

16. Governing Law. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall, in all respects, be governed by and construed according to the substantive laws of the State of North Carolina and without application of its choice of law principles. Any suit or other proceeding arising out of or relating to this Agreement shall be instituted and maintained in the state or federal courts of North Carolina, and the parties hereby waive any objection to such jurisdiction and venue and irrevocably submit and consent to the personal jurisdiction of such court in any such action or proceeding.

17. Voluntary Execution. The parties, intending to be legally bound, apply their signatures voluntarily and with full understanding of the contents of this Agreement and after having had ample time to review and study this Agreement.

[Signatures follow on separate page]

Signed and executed this 24th day of March, 2019.

WITNESS:

/s/ David M. Rausch (SEAL)
Employee

Kewaunee Scientific Corporation

BY: /s/ David S. Rhind (SEAL)
TITLE: Chairman of the Board